EXHIBIT 99.2


VETERINARY CENTERS OF AMERICA INC. AND AAH MANAGEMENT CORP. SIGN MERGER
AGREEMENT

COMPANY TO ACQUIRE AAH MANAGEMENT CORP., THE MANAGER OF 15 VETERINARY PRACTICES LOCATED IN THE GREATER NEW YORK METROPOLITAN AREA

SANTA MONICA, Calif.--(BUSINESS WIRE)--March 9, 1999-- Veterinary Centers of America Inc. ("VCA") (Nasdaq NMS:VCAI) and AAH Management Corp. ("AAH") Tuesday announced that they have signed a merger agreement in which VCA will acquire 100% of the outstanding securities of AAH Management Corp.

AAH manages 15 veterinary practices in the New York and New Jersey markets. Under the terms of the agreement, VCA will buy the stock of AAH for a total consideration of approximately $12.6 million, consisting of $4.3 million in cash and notes and 517,568 shares of VCA common stock valued at approximately $8.3 million.

In addition, VCA will assume AAH debt totaling approximately $15 million. Included in AAH's assets is approximately $4 million of real estate that houses certain of the company's hospital operations. The merger, which will be accounted for as a purchase, is expected to close on April 1, 1999.

Bob Antin, Chairman and chief executive officer, said: "We view the combination of our two companies as an excellent opportunity to accelerate our growth in the New York Metropolitan area, one of the largest pet care markets in the country. Additionally, our management team in the Northeast will be significantly strengthened by the combination of our two management teams."

Veterinary Centers of America owns and operates and manages the largest network of freestanding veterinary hospitals and the largest network of veterinary-exclusive clinical laboratories in the country. In addition, VCA has an investment in Veterinary Pet Insurance Inc., the nation's largest pet health insurance company.


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With the exception of historical information, the matters discussed above include forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are success or failure of VCA in completing the definitive transaction documents, the satisfaction of all closing conditions, the ability of VCA to successfully integrate the operations of AAH with VCA's existing operations, the ability of VCA to continue to manage its growth, the effects of governmental regulation and the other factors discussed in VCA's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.



CONTACT:
     Veterinary Centers of America Inc.
     Bob Antin or Tom Fuller, 310/392-9599


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